Exhibit 2(a)(1)

CERTIFICATE OF TRUST

OF

ALTERNATIVE STRATEGIES FUND

This Certificate of Trust of Alternative Strategies Fund (the “Trust”), dated as of December 10, 2007, is being duly executed and filed by the undersigned, as the sole initial trustee, to form a statutory trust under the Delaware Statutory Trust Act, 12 Del. C. §§ 3801 et seq. (the “Act”).

1. Name. The name of the statutory trust is Alternative Strategies Fund.

2. Registered Agent. The business address of the registered office of the Trust in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The name of the Trust’s registered agent at such address is The Corporation Trust Company.

3. Registered Investment Company. The Trust is, or will become prior to or within 180 days following the first issuance of beneficial interests, a registered investment company under the Investment Company Act of 1940, as amended.

4. Effective Date. This Certificate of Trust shall be effective immediately upon filing in the Office of the Secretary of State of the State of Delaware.

IN WITNESS WHEREOF, the undersigned, being the sole initial trustee of the Trust, has duly executed this Certificate of Trust in accordance with the Act.

/s/ Justin C. Ferri
Name: Justin C. Ferri
as Trustee and not individually